Exhibit 10



              RESOLUTION OF THE BOARD OF DIRECTORS
                    ADOPTED NOVEMBER 17, 1997


          RESOLVED, that the Company establish a Senior Executive Bonus Pool for fiscal 1998 payable to HERBERT
     F. IMHOFF, the Company's Chairman of the Board and Chief Executive Officer, and to HERBERT F. IMHOFF, JR., the Company's President and Chief Operating Officer, with the total sum of the pool to be divided between the two executives, with 65% of the bonus pool to be paid to Herbert F. Imhoff, Sr. and the remaining 35% of the bonus pool to be paid to Herbert F. Imhoff, Jr.

     The executive Bonus Pool will be equal to a total amount based upon the following contingency formula:

     No executive bonus will be earned unless the Company's consolidated pretax earnings, before executive bonuses, exceed $4,400,000.

     If consolidated pretax earnings, before executive bonuses, exceed $4,400,000, but are less than $5,000,000, a bonus amount equal to 20% of the Company's pretax earnings, before executive bonuses, which exceed
     $4,400,000 will be accrued and added to the Executive
     Bonus Pool.

     If consolidated pretax earnings, before executive bonuses, exceed $5,000,000, a bonus amount equal to 25% of the Company's pretax earnings, before executive bonuses, which exceed $4,400,000 will be accrued and added to the Executive Bonus Pool.

     The contingency terms of this Executive Bonus Pool formula merely establishes the year-end bonus percentage rate and are not cumulative -- one rate (20%) or the other (25%) will determine the total amount of the bonus pool.